August 28, 2014

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHLBNY: Leading a Stable System

On August 13th, the Office of Finance published the Federal Home Loan Bank System’s Combined Financial Report for the second quarter of 2014. I am pleased to report that the System is strong. The System’s results for the quarter were solid, with $514 million in System-wide net income and all 12 Home Loan Banks reporting positive earnings. More importantly, advances increased by 11 percent across the System, the fastest quarterly rate of growth in advances since the Financial Crisis. Your Home Loan Bank again led the way, as we were the largest Bank in terms of both advances – with $96.8 billion at quarter-end – and our advances-to-assets ratio, which stood at 76 percent. This focus on providing a reliable source of funding to our members continues, with average advances of $96.2 billion in July. We are a mission-focused advances bank, and we continue to lead a stable System.

FHLBNY Declares 4.05 Percent Dividend for 2Q14

Our members rely on our ability to provide daily access to liquidity, but this is not the only way we deliver value to our membership. On August 21st, we declared a dividend of 4.05 percent for the second quarter of 2014. Your Home Loan Bank has performed well through the first half of 2014, as reflected in our strong second quarter results and in our quarterly dividend. Of course, our dividend has reflected our strong performance for a long time. Earlier this month, Bank management conducted a review of Home Loan Bank dividends over the past decade. During the ten-year period from 2004 through 2013, your Home Loan Bank paid an average annual dividend of 4.92 percent, which was the highest average annual dividend rate among the 12 Home Loan Banks during this time period – exceeding others in the System by a range of approximately five basis points to 450 basis points. As the economy has continued to deal with the aftershocks of the Financial Crisis over the past five years, our dividend performance has been even stronger, exceeding others in the System by a range of approximately 45 basis points to 475 basis points. Providing a fair dividend is part of our focus on being a reliable partner for our members.

This weekend marks the unofficial end of summer, and when we all return to our offices on Tuesday, it will be with a focus on closing out the year well. I hope you all know that you have a partner in our Home Loan Bank which is dedicated to working with you to make sure that happens. I wish you and your families the very best this holiday weekend, and I look forward to continuing to work with you to successfully close out another year.

Sincerely,

José R. González
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.